Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055
NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Earnings Release Date and Estimate of Certain Results for Third Quarter Ended September 30, 2018 in connection with Repricing Discussions

MECHANICSBURG, PENNSYLVANIA — October 10, 2018 - In connection with discussions with its senior lenders regarding repricing its senior secured credit facility and Concentra’s first lien credit facility, Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), today announced an estimate of certain results for its third quarter ended September 30, 2018 in advance of the announcement of actual results, which is expected to occur after market close on November 1, 2018.

Select Medical expects its net operating revenue for the third quarter of 2018 to be in the range of $1.264 billion to $1.268 billion. Select Medical expects earnings excluding interest, income taxes, depreciation and amortization, stock compensation expense, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries, or Adjusted EBITDA for the third quarter of 2018 to be in the range of $150 million to $154 million. As of September 30, 2018, Select Medical’s revolving loan balance was $65 million, compared to $150 million as of June 30, 2018. The above expectations regarding Select Medical’s results for the third quarter of 2018 are management estimates and projections based on currently available information, and are subject to change upon completion of Select Medical’s financial statement closing process.

The Company is not providing a reconciliation of estimated Adjusted EBITDA to Net Income for the third quarter of 2018. At this point in its financial statement closing process, the Company is unable to estimate, without unreasonable efforts, certain individual items required to reconcile estimated Adjusted EBITDA with the most directly comparable GAAP financial measure (Net Income). These items include income tax expense and equity in earnings of unconsolidated subsidiaries.

Conference Call

Select Medical will host a conference call regarding its third quarter results, as well as its business outlook, on Friday, November 2, 2018, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 7578418. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:00pm ET, November 9, 2018. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The passcode for the replay will be 7578418. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals (previously referred to as long term acute care hospitals), rehabilitation hospitals (previously referred to as inpatient rehabilitation facilities), outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities. Our reportable segments include the critical illness recovery hospital segment, rehabilitation hospital segment, outpatient rehabilitation segment, and Concentra segment. As of June 30, 2018, Select Medical operated 98 critical illness recovery hospitals in 27 states, 26 rehabilitation hospitals in 11 states, and 1,638 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 527 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At June 30, 2018, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                  changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•                  the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                  the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                  a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                  acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                  our plans and expectations related to the acquisition of U.S. HealthWorks by Concentra and our ability to realize anticipated synergies;

•                  private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                  the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                  shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                  competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                  the loss of key members of our management team could significantly disrupt our operations;

•                  the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•                  a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•                  other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2017.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation